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                                                                     EXHIBIT 4.4


                          FIRST SUPPLEMENTAL INDENTURE
                                   (Amendment)


         The Undersigned, Aqua-Chem, Inc., a Delaware corporation (the "Company") and United States Trust Company of New York, a New York Banking Corporation (the "Trustee"), being the parties to that certain Indenture dated as of June 23, 1998 (the "Indenture") hereby agree as follows:


          1. Capitalized terms used herein which are not defined shall have the meaning set forth in the Indenture.

          2. The definition of "Asset Disposition" set forth on page two of the Indenture is hereby amended by adding the following sentence at the end of the existing definition:

                    Notwithstanding anything to the contrary herein, a disposition or discontinuance of all or a portion of the Company's Seawater and Industrial Business shall not constitute an Asset Disposition.

          3. Except as specifically set forth herein, all terms of the Indenture shall continue in full force and effect.

          4. This Amendment shall be governed by the laws of New York and may be executed in counterparts which together shall constitute one and the same instrument.

         In Witness Whereof, the Undersigned have executed this First Supplemental Indenture effective as of September 6, 2000.


                                 Aqua-Chem, Inc.




                                 By: /s/ James A. Kettinger
                                     ------------------------------------------
                                     James A. Kettinger, Senior Vice President


                                 United States Trust Company of New York




                                 By: /s/ Louis Young
                                     ------------------------------------------
                                     Title:  Vice President